CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 4 on Form S-8 to Registration Statement on Form S-4
(Registration No. 333-60553) of BankAmerica Corporation, a Delaware corporation and the surviving corporation in the merger of a prececessor company of the same name (the former BankAmerica Corporation) and NationsBank (DE) Corporation, to be dated October 21, 1998, of our report dated January 20, 1998, with respect to the consolidated financial statements of the former BankAmerica Corporation, incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



/s/ ERNST & YOUNG LLP

San Francisco, California
October 19, 1998